Exhibit 99.1

JOY GLOBAL INC.

News Release

Contact:
At the Company: Donald C. Roof Executive Vice President, CFO and Treasurer 414 319-8517	At FRB | Weber Shandwick: Georganne Palffy Analyst Contact 312-640-6768

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS
FOR FOURTH QUARTER AND FISCAL YEAR 2003

o     Q4 revenues increase 38% over Q4 of FY2002
o     Net income in FY2003 of $18.5 million compared to net loss of $(28.0) million in FY2002
o     Adjusted EBITDA in Q4 of $41 million versus $27 million in Q4 of FY2002
o     Q4 EPS of $0.30 more than double $0.12 in Q4 of fiscal 2002
o     Cash increased in Q4 by $58 million to $149 million; net debt now below $60 million
o     Initiated quarterly dividend of $.05 per share

Milwaukee, WI – December 18, 2003 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the fourth quarter and fiscal year ended November 1, 2003. Net sales were $378 million compared to $273 million in the fourth quarter of last year, a 38% improvement. Original equipment sales increased significantly in the quarter in both underground and surface mining segments compared to the prior year. Net sales for fiscal 2003 totaled $1.22 billion, an increase of 6% from sales of $1.15 billion in fiscal 2002.

Operating income and adjusted EBITDA amounted to $24.0 million and $41.0 million, respectively, for the quarter, versus $13.5 million and $26.8 million, respectively, in the corresponding quarter of fiscal 2002. In total for fiscal 2003, operating income amounted to $47.7 million and adjusted EBITDA totaled $107.1 million. Corresponding amounts in fiscal 2002 were an operating loss of $(15.1) million and adjusted EBITDA of $97.6 million. Gross profit and operating margins improved in the current quarter over those of the fourth quarter last year, due in part to improved factory absorption, improved price realization, and cost reduction programs, despite higher performance-based variable compensation costs and manufacturing rationalization expenses. Gross profit and operating margins for the year in total improved over the prior year, with fiscal 2002 results being adversely affected by fresh-start inventory adjustments during the first half of the year and low absorption in the company’s surface mining operations during a six-month suspension in finished shovel production.

Net income totaled $15.1 million, or $0.30 per share, in the fourth quarter, compared with net income of $6.0 million, or $0.12 per share, in the fourth quarter last year. For fiscal 2003 in total, net income was $18.5 million, or $0.37 per share, compared with a net loss in fiscal 2002 of $(28.0) million, or $(0.56) per share. Fresh-start inventory adjustments and a loss on early retirement of debt together reduced fiscal 2002 earnings by $0.74 per share.

“We are very pleased with the strong results achieved in the quarter from both of our operations. Conditions continue to improve in many of the markets our customers serve. We anticipate that these improvements will result in increased demand for our aftermarket services and original equipment in fiscal 2004, although at a more measured pace than we experienced in the fourth quarter. Our operating performance for the fiscal year was positively impacted as we implemented successful cost reduction initiatives, and experienced favorable industry conditions and a stronger aftermarket business. Non-cash pension expense increased by $12 million in fiscal 2003 and we expect that these and other costs will increase again next year. These increases should continue to be offset by our ongoing cost reduction actions,” remarked John Hanson, Chairman, President and CEO.

P&H Mining Equipment

Net sales for the quarter at P&H Mining Equipment totaled $166 million, a 61% increase from the $103 million reported in the fourth quarter of fiscal 2002. Adjusted EBITDA more than tripled, totaling $17.7 million for the quarter versus $5.7 million in the corresponding quarter last year. For fiscal 2003 in total, net sales were $530 million compared to sales of $405 million in the prior year. Adjusted EBITDA totaled $50.1 million for the year versus $24.8 million in the prior year. The increase in fourth quarter sales was due to significant growth in original equipment revenues, combined with continued strengthening in the aftermarket parts and service business. Overall, given the higher mix of original equipment revenues, standard product margin percentages in the quarter were lower despite stable price realization. This lower standard margin was more than offset with improvements in factory absorption. As a result, overall gross profit margins improved as a percent of sales.

“Operating revenues were strong in the fourth quarter at P&H, due not only to a significant increase in original equipment revenues, but also to our aftermarket parts and services business achieving record levels in the quarter. The growth in our aftermarket business should continue in 2004 as our Life Cycle Management Strategies are more fully implemented and we continue to increase the number of customers who sign up for long-term relationships. Despite the quarterly strength in original equipment revenues and increased levels of customer inquiries for new mining shovels, we have not yet experienced increased shovel orders on an overall basis. Our shovel production schedule has not been significantly increased in 2004 over 2003 levels, though we are provisioning some long lead-time materials that will allow small increases in shovel production later in the year,” Hanson noted.

Joy Mining Machinery

Net sales for the fourth quarter at Joy Mining Machinery totaled $212 million compared to sales in the fourth quarter of 2002 of $170 million. Adjusted EBITDA totaled $31.2 million for the quarter versus $24.1 million in the corresponding quarter last year. For fiscal 2003 in total, net sales were $686 million compared to sales of $746 million in the prior year, largely due to a year-to-year decline in the number of roof support system shipments. Adjusted EBITDA totaled $80.4 million for the year versus $89.0 million in the prior year.

Original equipment sales increased significantly in the quarter due in part to the shipment of a roof support order. Additionally, conventional mining equipment such as continuous miners showed some strength. Finally, aftermarket revenues also increased, both sequentially and quarter over quarter. Including the roof support shipment, both standard and gross profit percentages declined slightly in the current quarter over those of the corresponding quarter last year. As with P&H, Joy’s quarterly operating results were impacted by various expense increases, including non-cash pension and performance-based variable compensation expenses.

Mr. Hanson remarked, “Our results at Joy in the fourth quarter were very positive. Many of our major markets appeared to gain strength, including the critical U.S. underground coal market. Domestic coal production continues on a slow recovery path. Conditions remain positive for a solid recovery in this market in 2004, although there are a number of factors such as weather and economic activity which could result in the sporadic order patterns we saw in 2003 continuing for a period of time.”

Other Financial Matters

In a separate announcement, the company declared a cash dividend of $.05 per share, payable on January 13, 2004, to shareholders of record on December 29, 2003. This is the first dividend declared by the company since its emergence from reorganization in mid-2001. “The institution of a dividend is in keeping with our commitment to enhance overall returns to our shareholders. We considered a more significant dividend but judged the initial $.05 per share to be prudent given current debt agreement restrictions,” noted Mr. Hanson.

As of the end of the fourth quarter of fiscal 2003, the company had cash balances of $149 million, an increase of $58 million from the end of the previous quarter, and an increase of $78 million from the end of fiscal 2002. Approximately half of the increase in cash in the fourth quarter was due to improvements in overall working capital management. The cash increase for the year is net of $60 million in special payments during fiscal 2003, including pre-funding of pension liabilities, prepayment of industrial revenue bonds, and buyout of a minority interest in an Australian subsidiary. Net debt was reduced by almost $90 million during fiscal 2003 and now stands at less than $60 million. Mr. Hanson commented further, “Our focus on cash flow generation over the last two years has resulted in net debt just greater than one-half of trailing 12-month adjusted EBITDA and overall liquidity, measured by cash and borrowing capacity, of almost $300 million. Although we anticipate some increases in working capital as overall business conditions improve, particularly in the first quarter of the year, we will continue to generate significant amounts of cash in fiscal 2004.”

Market Overview and Outlook

“We have been anticipating improving demand for our equipment and services for more than a year. We have been cautious in predicting the timing of a recovery, and when it will translate into increased orders for original equipment,” remarked Mr. Hanson. “The major commodity markets served by our customers, specifically U.S. coal and worldwide copper, are enjoying higher prices and increasing demand for their production. Tempering our expectations, however, is the fact that new orders in the fourth quarter were $28 million below quarterly shipments. Therefore, we expect our first quarter of 2004 to follow its seasonal pattern of weakness, and for overall 2004 results to continue to show quarter-to-quarter volatility.

“However, the improved market conditions, if they continue, will favorably impact our overall results, in both the original equipment and aftermarket segments of our business. Given that many of the major U.S. coal companies, in addition to international copper producers, are forecasting higher production levels in 2004, we are increasing our 12-month forecast of total revenues. Revenues for the next 12 months are anticipated to be in the range of $1.25 to $1.40 billion. It does not appear likely that we can exceed this range given the lead times required to increase output and the cautious nature of our customer base resulting from the long period of soft and volatile commodity markets.”

Mr. Hanson concluded, “Cost increases will continue in 2004, particularly with non-cash pension expenses rising by an additional $15 million. Fortunately, we believe that these increased costs will be largely offset by our cost reduction initiatives, including strategic sourcing and the recently completed manufacturing rationalization projects at both P&H and Joy Mining, plus a reduction in intangible amortization as a result of the effective use of our net operating loss carryforwards.

“Within our forecasted revenue range and depending on revenue mix, operating earnings in the next 12 months are expected to be in the range of $72 to $97 million, and earnings per share in the range of $0.60 to $0.90. With depreciation and amortization charges estimated at $43 million during this period, adjusted EBITDA should be in the range of $115 to $140 million. While these projected results fall short of our targets of double digit adjusted EBITDA margins, we are satisfied that we are continuing to make progress toward this goal.”

Year-End Conference Call

Management will discuss fourth quarter and full-year 2003 results on a conference call to be held at 11:00 AM EDT on December 19, 2003. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code 1136579#. A rebroadcast of the call will be available until the close of business on January 9, 2004 by dialing 800-642-1687 or 706-645-9291, access code 1136579#. Additionally, selected information slides accompanying the conference call will be available on the Joy Global Inc. web site (http://www.joyglobal.com/invenstorrelations/concalls.jsp) shortly before the start of the call. Finally, a live webcast of the call will be accessible on the company’s web site, and a replay until January 30, 2004.

About The Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through its P&H Mining Equipment division and underground mining through its Joy Mining Machinery division.

Adjusted EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before fresh-start and restructuring charges and losses on the early retirement of debt. Adjusted EBITDA is not a substitute for net income, operating income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because management believes it a useful indicator of our operating results. Because adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation from net income computed under GAAP to adjusted EBITDA is presented in the table accompanying this release.

Forward-Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the timing of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under- or over-absorption of manufacturing expenses; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to retain qualified employees; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Year Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Net sales	$377,826	$272,966	$1,215,966	$1,150,847
Costs and expenses:
Cost of sales	285,062	208,851	922,864	954,290
Product development, selling
and administrative expenses	66,023	50,482	241,507	212,821
Restructuring charges	3,703	--	6,915	--
Other (income) expense	(1,006)	103	(3,002)	(1,121)

Operating income (loss)	24,044	13,530	47,682	(15,143)
Interest expense, net	(5,071)	(5,662)	(21,966)	(27,805)
Loss on early retirement of debt	--	--	(261)	(8,100)

Income (loss) before reorganization items	18,973	7,868	25,455	(51,048)
Reorganization items - income (expense)	2,957	1,469	2,411	7,230

Income (loss) before income taxes and
minority interest	21,930	9,337	27,866	(43,818)
(Provision) benefit for income taxes	(6,825)	(3,090)	(9,350)	17,475
Minority interest	--	(253)	--	(1,674)

Net income (loss)	$15,105	$5,994	$18,516	$(28,017)

Net income (loss) per share:
Basic	$0.30	$0.12	$0.37	$(0.56)

Diluted	$0.30	$0.12	$0.37	$(0.56)

Weighted average shares outstanding:
Basic	50,284	50,228	50,242	50,169

Diluted	51,132	50,228	50,577	50,169

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	November 1, 2003	November 2, 2002
ASSETS
Current assets:
Cash and cash equivalents	$148,505	$70,906
Accounts receivable, net	193,882	171,534
Inventories	382,929	418,557
Other current assets	51,251	39,110

Total current assets	776,567	700,107
Property, plant and equipment, net	226,101	233,174
Intangible assets, net	77,709	190,541
Other assets	206,352	133,517

Total assets	$1,286,729	$1,257,339

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$4,767	$3,032
Trade accounts payable	89,136	73,492
Employee compensation and benefits	57,688	54,490
Income taxes payable	26,097	32,102
Advance payments and progress billings	36,676	26,244
Other accrued liabilities	111,342	128,045

Total current liabilities	325,706	317,405
Long-term debt	202,912	215,085
Other non-current liabilities	387,838	363,003
Minority interest	--	11,230
Shareholders' equity	370,273	350,616

Total liabilities and shareholders' equity	$1,286,729	$1,257,339

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Year Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
EARNINGS PER SHARE RECONCILIATION:
Earnings (Loss) Per Share
Reported Diluted EPS	$0.30	$0.12	$0.37	$(0.56)
Effect of Fresh-Start Inventory Adjustment (1)	--	--	--	0.64
Loss on Early Retirement of Debt (2)	--	--	--	0.10
Elimination of Minority Interest	--	0.01	--	0.03

Earnings (Loss) Per Share after Listed Items (3)	$0.30	$0.13	$0.37	$0.21

Average Number of Shares Outstanding	51,132	50,228	50,577	50,169

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA:
Consolidated:
Net Income (Loss)	$15,105	$5,994	$18,516	$(28,017)
Minority Interest	--	253	--	1,674
Provision (Benefit) for Income Taxes	6,825	3,090	9,350	(17,475)
Loss on Early Retirement of Debt	--	--	261	8,100
Reorganization Items	(2,957)	(1,469)	(2,411)	(7,230)
Interest Expense, Net	5,071	5,662	21,966	27,805

Operating Income (Loss)	24,044	13,530	47,682	(15,143)
Restructuring Charges	3,703	--	6,915	--
Fresh-Start Inventory Adjustment	--	218	--	53,560
Depreciation	9,438	9,112	36,837	36,499
Amortization	3,783	3,942	15,705	22,638

Consolidated Adjusted EBITDA	$40,968	$26,802	$107,139	$97,554

BREAKDOWN OF ADJUSTED EBITDA:
Underground Mining Machinery	$31,202	$24,103	$80,357	$89,045
Surface Mining Equipment	17,718	5,746	50,081	24,811
Corporate	(7,952)	(3,047)	(23,299)	(16,302)

Consolidated Adjusted EBITDA	$40,968	$26,802	$107,139	$97,554

NOTES:
(1) Calculation is based on gross amount of the inventory adjustment net of effective tax rate of 40%.
(2) Calculation is based on gross amount of the loss on early retirement of debt net of effective tax rate of 40%.
(3) Earnings (Loss) Per Share after Listed Items does not include any positive effects from either the elimination of increased depreciation and amortization expense arising from the application of fresh-start accounting, or the benefits of available net operating losses in determining cash vs. book taxes.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands except per share amounts)

BREAKDOWN OF SALES REVENUE:	Quarter ended		Year Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Net Sales By Operation:
Underground Mining Machinery	$212,296	$170,269	$685,999	$745,714
Surface Mining Equipment	165,530	102,697	529,967	405,133

Total Sales By Operation	$377,826	$272,966	$1,215,966	$1,150,847
Net Sales By Product Stream:
Aftermarket Revenues	$251,478	$202,920	$874,825	$799,862
Original Equipment	126,348	70,046	341,141	350,985

Total Sales By Product Stream	$377,826	$272,966	$1,215,966	$1,150,847
Net Sales By Geography:
United States	$175,435	$140,252	$582,351	$638,388
Rest of World	202,391	132,714	633,615	512,459

Total Sales By Geography	$377,826	$272,966	$1,215,966	$1,150,847
CASH FLOW DATA:
Depreciation and Amortization:
Underground Mining Machinery	7,998	7,913	31,635	36,203
Surface Mining Equipment	5,183	5,096	20,743	22,734
Consolidated (1)	14,108	13,920	56,088	62,652
Decrease (Increase) in Net Working Capital Items	33,394	50,663	39,898	80,469
Property, Plant and Equipment Acquired	10,144	6,516	27,512	19,087
Cash Interest Paid	9,457	10,772	23,075	27,732
Cash Taxes Paid	4,830	1,065	19,067	19,283
(1) - Including the amortization of financing fees
BOOKINGS DATA:
Underground Mining Machinery	$192,708	$153,708	$706,561	$685,195
Surface Mining Equipment	157,498	101,258	504,764	490,039

Total Bookings	$350,206	$254,966	$1,211,325	$1,175,234
	Amounts as of
BACKLOG DATA:	November 1, 2003	August 2, 2003	May 3, 2003	February 1, 2003
Underground Mining Machinery	$146,748	$166,336	$167,847	$162,833
Surface Mining Equipment	105,558	113,590	139,270	131,387

Total Backlog	$252,306	$279,926	$307,117	$294,220